UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2018

BRISSET BEER INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54452	80-0778461
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

370 Guy Street, Suite G9, Montreal, Quebec, Canada	H3J 1S6
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (514) 906-6851

_____________
 (Former name or former address, if changed since last report)

With a copy to:
Philip Magri, Esq.
Magri Law Firm, LLC
2642 NE 9th Avenue
Fort Lauderdale, FL 33334
T: 646.502.5900
F: 646.826.9200
pmagri@magrilaw.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On March 2, 2018, the Registrant's wholly-owned subsidiary, Biere Brisset International Inc., a Canadian company ("BBII"), and 90127-2021 Quebec Inc., a Quebec company doing business as Breuvages Blue Spike ("Blue Spike"), entered into a Mutual Discharge Agreement (the "Termination Agreement"), pursuant to which the parties mutually agreed to terminate that certain Manufacturing and Distribution Agreement, dated December 2, 2014, and amended on April 1, 2016 (the "Distribution Agreement"), between BBII and Blue Spike. The effective date of the Termination Agreement was March 2, 2018.

Under the Distribution Agreement, Blue Spike had the exclusive right to manufacture, distribute and sell BBII's Broken 7 beer in certain Canadian provinces and U.S. states and BBII had granted Blue Spike a right of first refusal to act as exclusive agent for the distribution and sale of its products in other new territories. The initial term of the Distribution Agreement expired on November 14, 2019, subject to automatic renewal of a five-year term if not terminated.

The parties chose to terminate the Distribution Agreement due to the Company's lack of sufficient sales Broken 7.

Pursuant to the Termination Agreement, the Registrant agreed to pay Blue Spike an aggregate of $5,979, including Blue Spike's outstanding invoices aggregating $3,700, sales commissions from September to December 2017 and applicable taxes.

There were no material early termination penalties incurred by the Registrant or BBII in connection with the termination of the Distribution Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRISSET BEER INTERNATIONAL, INC.

Dated: April 20, 2018	By:	/s/ Stephane Pilon
Stephane Pilon
Chief Executive Officer, President, Secretary & Treasurer
(Principal Executive Officer)
(Principal Financial and Accounting Officer)